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                                                                   EXHIBIT 10.26

                             INFORMATICA CORPORATION

                       SOHAIB ABBASI EMPLOYMENT AGREEMENT

      This Agreement is entered into as of July 19, 2004 (the "Effective Date") by and between Informatica Corporation (the "Company") and Sohaib Abbasi ("Executive").

      1.    Duties and Scope of Employment.

            (a) Positions and Duties. As of the Effective Date, Executive will serve as President and Chief Executive Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position as the most senior executive officer within the Company, as will reasonably be assigned to him by the Company's Board of Directors (the "Board"). The period of Executive's employment under this Agreement is referred to herein as the "Employment Term."

            (b) Board Membership. At each annual meeting of the Company's stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive's service as a member of the Board will be subject to any required stockholder approval. Assuming Executive is reelected to the Board by the stockholders, then no later than 12 months after the Effective Date and continuing thereafter for as long as Executive remains on the Board, the Board will elect Executive as Chairman of the Board unless prohibited from doing so by applicable legal or listing requirements.

            (c) Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, (i) serve in any capacity with any civic, educational, or charitable organization, and (ii) continue to serve as a director of WebConverse Corporation, provided such services do not interfere with Executive's obligations to Company.

      2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment. Upon the termination of Executive's employment with the Company for any reason, Executive will be entitled to payment of any accrued but unpaid salary, earned bonuses, vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all
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positions that he holds with the Company, including, without limitation, his position as a member of the Board, immediately following the termination of his employment if the Board so requests.

      3.    Compensation.

            (a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $100,000 as compensation for his services (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices (but no less frequently than once per month) and be subject to the usual, required withholding. Executive's salary will be subject to review, and adjustments will be made based upon the Company's standard practices or the discretion of the Compensation Committee of the Board (the "Committee").

            (b) Annual Bonus. Executive's annual target bonus will be 200% of Base Salary ("Target Bonus"). Executive's annual bonus will be determined based upon achievement of performance goals established by the Committee. Executive will have the opportunity to discuss the nature of such performance goals with the Committee prior to such performance goals being established. The actual bonus paid may be an amount up to 300% of Base Salary for overachievement of Executive's performance goals, as determined by the Committee, and similarly may be reduced to $0 for underachievement. Bonuses, if any, will accrue and become payable in accordance with the Committee's standard practices for paying executive incentive compensation; provided, however, Executive's actual bonus will be paid no later than 90 days following the Committee's determination of the bonus amount.

            (c) Equity Compensation. As soon as practicable on or following the Effective Date (but no later than 7 days after the Effective Date), Executive will be granted stock options to purchase 2,600,000 shares of Company common stock (the "Option"). The Option (i) will have a per-share exercise price equal to the closing price for a share of Company common stock on the last market trading day immediately prior to the date of grant, (ii) will vest as to 25% of the covered shares on the first annual anniversary of the Effective Date and then as to 1/48th of the shares each month thereafter, subject to Executive continuing his Continuous Service (as defined in the Company's 1999 Stock Incentive Plan, the "Plan") through each vesting date, (iii) will have a ten-year maximum term, and (iv) will remain exercisable for 12 months after Executive's Continuous Service terminates, subject to the ten-year term. Except as provided in the preceding sentence, the Option will be subject to the Company's standard terms and conditions for executive stock option awards and will be consistent with the terms of the Plan, including the Plan provisions that permit the exercise price for a stock option to be paid in cash and if legally permissible, through the surrender or attestation of shares or through a broker-deal sale and remittance procedure. The Option and the underlying shares will be covered by an effective registration statement (such as a Form S-8) filed with the Securities and Exchange Commission (to the extent available to the Company).

      4. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time.

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      5.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

      6.    Severance.

            (a) Termination Without Cause or Resignation for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 7, Executive will receive:
(i) continued payment of Base Salary for a period of 12 months (the "Continuance Period"), (ii) a lump-sum payment, paid at the time fiscal year bonuses are paid to other executives, equal to Executive's then current Target Bonus, (iii) reimbursement for any applicable premiums Executive pays to continue coverage for Executive and Executive's eligible dependents under the Company's Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), and (iv) immediate vesting of all unvested equity awards that would have vested had Executive otherwise remained an employee for the 12 month period commencing on his termination date. Notwithstanding clause (iv) of the preceding sentence, if a termination described in the preceding sentence occurs within the period beginning three months prior to a Change of Control and ending 12 months following a Change of Control, Executive will receive immediate vesting with respect to all unvested equity awards that would have vested had Executive otherwise remained an employee for an additional 24 months instead of 12 months. Executive's vested equity awards will remain exercisable in accordance with the terms of the applicable Company equity compensation plan and the corresponding award agreements and thereafter will expire to the extent not exercised. If Executive is terminated prior to a Change of Control and Executive is entitled to receive severance under this Section 6(a), Executive's unvested equity awards will remain outstanding for three months (subject to the maximum term stated in the applicable award agreement).

                  (i) Section 280G Gross-up. If any payment or benefit Executive would receive pursuant to Section 6(a), but determined without regard to any additional payment required under this Section 6(a)(i), (collectively, the "Payment") would (x) constitute a "parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and
(y) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive from the Company an additional payment (the "Gross-Up Payment," and any iterative payments pursuant to this paragraph also shall be "Gross-Up Payments") in an amount that shall fund the payment by Executive of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to Executive at the highest marginal rate. Notwithstanding the foregoing, the total amount paid as Gross-Up Payments will not exceed $1,000,000. Any Gross-Up Payment shall be paid to Executive, or for his benefit, within 15 days following receipt by the Company of the report of the accounting firm described below.

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      The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

      The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

            (b) Voluntary Termination without Good Reason; Termination for Cause. If Executive's employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then
(i) all further vesting of Executive's outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned),
(iii) Executive will be paid any accrued but unpaid salary, earned bonuses, vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements, and (iv) Executive will be eligible for severance benefits only in accordance with the Company's then established policies and practices.

            (c) Termination due to Death or Disability. If Executive's employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company's then applicable plans, policies, and arrangements, and (ii) subject to Section 3(c), Executive's outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).

            (d) Sole Right to Severance. This Agreement is intended to represent Executive's sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (and vice-versa).

      7.    Conditions to Receipt of Severance; No Duty to Mitigate.

            (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. Such agreement will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers during the Continuance Period and the Company similarly will not disparage the Executive


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or his family. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

            (b) Non-Competition. In the event of a termination of Executive's employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 6, Executive agrees not to engage in Competition during the Continuance Period. If Executive engages in Competition within such period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

            (c) Nonsolicitation. In the event of a termination of Executive's employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 6, Executive agrees that, during the Continuance Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will (i) not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company (the "No-Inducement"), and (ii) not solicit business from any of the Company's substantial customers and users (the "No-Solicit"). If Executive breaches the No-Inducement or the No-Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

            (d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

      8.    Definitions.

            (a) Benefit Plans. For purposes of this Agreement, "Benefit Plans" means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and Executive's eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits).

            (b) Cause. For purposes of this Agreement, "Cause" means (i) Executive's act of dishonesty or fraud in connection with the performance of his responsibilities to the Company with the intention that such act result in Executive's substantial personal enrichment, (ii) Executive's conviction of, or plea of nolo contendere to, a felony, (iii) Executive's willful failure to follow lawful, reasonable instructions of the Board, (iv) Executive's willful misconduct provided such misconduct is injurious to the Company, or (v) Executive's violation or breach of any fiduciary or contractual duty to the Company which results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event (including the opportunity to present his case to the full Board with the assistance of his own counsel). During any cure period, Executive will continue to receive all of the compensation and benefits provided under this Agreement. For purposes of this
Section 8(b), no lawful act or failure to act will be considered "willful" unless the act or failure to act was committed/omitted by Executive without a reasonable, good faith belief that it was in the best


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interests of the Company and/or was inconsistent with prior direction of the
Board or Company policy.

            (c) Change of Control. For purposes of this Agreement, "Change of Control" means (i) a sale of all or substantially all of the Company's assets,
(ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) the individuals who, at the beginning of any period of two consecutive years, constitute the Board (the "Incumbent Directors") cease for any reason during such period to constitute at least a majority of the Board, unless the election or the nomination for election by the Company's stockholders of a director first elected during such period was approved by the vote of at least a majority of the Incumbent Directors, whereupon such director also shall be classified as an Incumbent Director, or
(v) a dissolution or liquidation of the Company.

            (d) Competition. For purposes of this Agreement, Executive will be deemed to have engaged in "Competition" if he, without the consent of the Board, directly or indirectly provides services to (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director, or otherwise), or has or obtains any ownership interest in or participates in the financing, operation, management, or control of, any person, firm, corporation, or business that competes with the Company or is a customer of the Company. Executive having solely an ownership interest of less than (i) 1% of any publicly traded corporation or (ii) 5% of any non- publicly traded corporation shall not be Competition.

            (e) Disability. For purposes of this Agreement, Disability shall have the same defined meaning as in the Company's long-term disability plan.

            (f) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following without Executive's express prior written consent: (i) a material reduction in Executive's position or duties (other than a reduction caused by Executive ceasing to be Chairman of the Board or a member of the Board due to applicable legal or listing requirements or stockholders failing to reelect Executive to the Board), (ii) a reduction of Executive's Base Salary or Target Bonus other than a one-time reduction of up to 10% that also is applied to substantially all of the Company's other senior executives, (iii) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company's other senior executives, (iv) relocation of Executive's primary place of business for the performance of his duties to the Company to a location that is more than 30 miles from its location as of the Effective Date, or (v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).

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      9.    Indemnification and Insurance. Executive will be covered under the
Company's insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company's bylaws and Certificate of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company's standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

      10. Confidential Information. Executive agrees to executive the Company's standard form of employee confidential information agreement (the "Confidential Information Agreement") upon commencement of employment. During the Employment Term, Executive further agrees to execute any updated versions of the Confidential Information Agreement (any such updated version also referred to as the "Confidential Information Agreement") as may be required of substantially all of the Company's executive officers.

      11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. Any successor will expressly assume in writing all of the Company's obligations under this Agreement. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

      12. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

            If to the Company:

            Attn: Chairman of the Compensation Committee
            Informatica Corporation
            2100 Seaport Boulevard
            Redwood City, CA  94063

            If to Executive:

            at the last residential address known by the Company as provided by Executive in writing.

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      13.   Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

      14.   Arbitration.

            (a) General. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes, and Executive's receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

            (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in San Mateo County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

            (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

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            (d)   Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code Section 2870.

            (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim except as necessary to enforce any such administrative ruling.

            (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

      15. Legal and Tax Expenses. The Company will directly pay Executive's counsel up to $7,500 for reasonable legal and tax advice expenses incurred in connection with the negotiation and execution of this Agreement. Such payment shall be made in full within 60 days after the Company's receipt of any applicable invoices.

      16. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

      17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

      18. Survival. The Confidential Information Agreement, the Company's and Executive's responsibilities under Sections 6 and 7, 9, and Section 14 will survive the termination of this Agreement.

      19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

      20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

      21. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

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      22.   Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

      23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

INFORMATICA CORPORATION



By: /s/ DAVID W. PIDWELL                    Date: July 18, 2004
    --------------------------------              ------------------------------

Title: Director
       -----------------------------



EXECUTIVE:


/s/ SOHAIB ABBASI                           Date: July 18, 2004
------------------------------------              ------------------------------
Sohaib Abbasi




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             [SIGNATURE PAGE TO SOHAIB ABBASI EMPLOYMENT AGREEMENT]




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